                                                                    EXHIBIT 99.1

                                                           CONTACT: Peter Willis
                                                            Hotelworks.com, Inc.
                                                                  (305) 774-3206

                    FOR RELEASE 8 A.M. TUESDAY SEPT. 5, 2000

          HOTELWORKS.COM, INC. ANNOUNCES SUCCESSFUL REFINANCING OF ITS OUTSTANDING INDEBTEDNESS WITH BANK OF AMERICA, N.A. AND HSBC BANK USA

         CORAL GABLES, FL (SEPTEMBER 5, 2000) - Hotelworks.com, Inc. (AMEX:HWS) announced that it has successfully negotiated and executed an Amended and Restated Loan Agreement with Bank of America, N.A., and has reached an agreement in principle on a restructured financing with HSBC Bank USA.

The refinanced loan with Bank of America in the amount of $6.8 million, will be secured by the assets and stock of Bekins Distribution Services, Inc., a wholly owned subsidiary of Hotelworks.com. The $6.8 million loan, which provides approximately $800,000 in working capital for the Company and replaces the company's defaulted credit facility, will mature in 3 years with interest at the banks' prime rate for the first 18 months, subject to quarterly rate increases based on outstanding balances thereafter. Upon execution of the Amended Loan Agreement, Bank of America has agreed to dismiss its legal action against the Company.

The agreement in principle with HSBC Bank, which is subject to negotiation and execution of definitive documents, also involves a three-year term loan, a reduction in principal and the issuance of equity from the Company to HSBC Bank.

Douglas Parker, President & CEO of Hotelworks stated, "We are extremely pleased with the result of our extensive negotiations with Bank of America and HSBC Bank, and view this as a critical step toward achieving our goals of improving the long term financial position of Hotelworks.com. We look forward to devoting all of our attention to growing the business and creating enhanced shareholder value."

Hotelworks.com, through its offices in the United States, Middle East, Asia, South Africa and Europe, is one of the world's leading providers of goods and services to the global hospitality industry. The company headquartered in Coral Gables, Florida, services such customers as Hyatt, Marriott International, Hilton, Ritz Carlton, Four Seasons, Wyndham, Accor and Sun International. For more information about Hotelworks, please visit our web-site, http://www.Hotelworks.com.

         THE STATEMENTS CONTAINED IN THIS RELEASE WHICH ARE NOT HISTORICAL FACTS MAY BE DEEMED TO CONTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO EVENTS, THE OCCURRENCE OF WHICH INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, DEMAND AND COMPETITION FOR THE COMPANY'S SERVICES, AND OTHER RISKS OR UNCERTAINTIES DETAILED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.